Exhibit (h)
Home Office: Cincinnati, Ohio
Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423
GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER
Not Transferable
This rider (this “Rider”) is attached to a certificate of participation (your “Certificate”) issued under a group deferred variable annuity contract (the “Contract”). It is evidence of your interest in the Guaranteed Lifetime Withdrawal Benefit Rider (the “GLWB Rider”) attached to the Contract. The Contract number and your Certificate number are set out on your Rider Specifications page. If you choose to activate it for your interest in the Contract, the GLWB Rider will provide guaranteed withdrawal rights for the life of the Insured. You will be entitled to take withdrawals from the Contract equal to your Benefit amount even if your Contract values are exhausted. It will also provide guaranteed withdrawal rights for the life of the Spouse of the Insured if you so elect at the time that you activate the GLWB Rider. The rights to such withdrawals are subject to the terms and conditions as described in this Rider.
IMPORTANT NOTE: The GLWB Rider is not effective for your interest in the Contract until you activate it. You may activate the GLWB Rider by Written Request when permitted, as described in the Activation provision of this Rider.
As you read through this Rider, please note that the words “we”, “us”, “our”, and “Company” refer to Annuity Investors Life Insurance Company. The words “you” and “your” refer to the Participant. “Administrative Office” means our home office or any other place of business that we may designate for administration.
This Rider changes your Certificate only as and to the extent stated.
Signed for us at our office as of the date of issue.

MARK F. MUETHING	CHARLES R. SCHEPER
SECRETARY	PRESIDENT

RIDER SPECIFICATIONS
PARTICIPANT: [JOHN DOE]
INSURED: [JOHN DOE]
GROUP CONTRACT NUMBER: [00000000]
CERTIFICATE NUMBER: [00000000]
RIDER ISSUE DATE: [SEPTEMBER 1, 2007]
ROLLUP PERCENTAGE: [5.0%]
MAXIMUM ROLLUP PERIOD: [10] FULL CERTIFICATE YEARS FOLLOWING A RESET DATE

ROLLUP BOOSTER:	[0.5% AFTER 15TH ANNIVERSARY OF YOUR RIDER EFFECTIVE DATE]
[PROVIDED THAT THERE HAS BEEN NO EXCESS WITHDRAWAL IN ANY]
[PRIOR CERTIFICATE YEAR]
BENEFIT PERCENTAGE:

Age on Benefit Start Date	Benefit Percentage
[At least age 55 but under age 59-1/2]	[4.0%]
[Age 59-1/2 or older]	[5.0%]

BENEFIT BOOSTER:	[0.5% IF YOUR BENEFIT START DATE IS ON OR AFTER 15TH ]
[ANNIVERSARY OF YOUR RIDER EFFECTIVE DATE]
ENHANCED BENEFIT:

Enhanced Benefit Multiplier	[1.5]
Enhanced Benefit Duration	[1 CERTIFICATE YEAR]
Minimum Age for Enhanced Benefit	[Age 65]
RIDER CHARGE RATES:

	Insured Only		Insured and Spouse
	On Your Rider		On Your Rider
	Issue Date	Maximum	Issue Date	Maximum
Standard Benefit	[0.75%]	[1.70%]	[0.95%]	[1.70%]
With Enhanced Benefit	[0.95%]	[2.00%]	[1.15%]	[2.00%]
MINIMUM REQUIRED VALUE: [$1,250]

INQUIRIES:	For information and assistance, or to make a complaint, call or write:

Policyowner Services Department
Annuity Investors Life Insurance Company
P.O. Box 5423
Cincinnati, Ohio 45201-5423
1-800-789-6771
If you prefer, you may visit us at our website, www.GAFRI.com

DEFINITIONS
Capitalized terms not defined in this Rider have the same meaning as such terms are defined in your Certificate.
Benefit: A guaranteed withdrawal benefit that is available to you under the GLWB Rider, as described in the BENEFITS section of this Rider.
Benefit Base Amount: The amount on which your GLWB Rider charges and Benefit payments are based. This amount is computed as described in the Benefit Base Amount provision of this Rider.
Benefit Start Date: The first day that a Benefit under the GLWB Rider is to be paid with respect to your interest in the Contract.
Designated Sub-Account: Each Sub-Account under the Contract that we designate from time to time to hold Contract values on which Benefits may be based.
Enhanced Benefit: When elected by you, an additional Benefit available under the GLWB Rider, as described in the Enhanced Benefit provision of this Rider.
Excess Withdrawal: Each withdrawal from your interest in the Contract on or after your Rider Effective Date except:
1)	a withdrawal to pay Rider Charges; or

2)	a withdrawal to pay Rider Benefits.
An offset of a defaulted Loan after your Rider Effective Date will be considered an Excess Withdrawal.
Group Rider Date: The issue date of the GLWB Rider. If the Contract is issued with the GLWB Rider, then the Group Rider Date will be the effective date of the Contract. If the GLWB Rider is added to the Contract after the effective date of the Contract, then the Group Rider Date will be the date that the GLWB Rider is added.
Insured: The person whose lifetime is used to measure your Benefits under the GLWB Rider. The Insured on your Rider Issue Date is set out on your Rider Specifications page.
The Insured is the individual who is the Participant on your Rider Issue Date. If the Participant is not a human being, then the Insured is the individual who is the Annuitant for your interest in the Contract, without regard to any joint Annuitant. Except as provided below, the Insured cannot be changed after your Rider Issue Date.
If the spouse of the person who is the Insured on your Rider Issue Date becomes the owner or successor owner of your interest in the Contract before your Benefit Start Date, then that spouse will become the Insured.
Loan: To the extent permitted by the Contract, a loan made under the Contract to you and secured by the values of your interest in the Contract.
Prohibited Transfer: An allocation or transfer of funds after your Rider Effective Date to a Sub-Account or other Contract option that is not a Designated Sub-Account. A transfer of funds before your Benefit Start Date will not be a Prohibited Transfer if it is required as collateral for a Loan.

Required Minimum Distribution: The amount, if any, that is required to be distributed from your interest in the Contract for the current calendar year under Section 401(a)(9) of the Internal Revenue Code or the similar provisions of federal tax law to the extent applicable to the Contract. For purposes of the GLWB Rider, it will be computed based on the values of your interest in the Contract without considering any other annuity or tax-qualified account. It will be reduced by all prior withdrawals or Benefit payments from your interest in the Contract made in such calendar year. For purposes of the GLWB Rider, we may choose to compute it disregarding changes in federal tax law after the Group Rider Date that would increase it. We will notify you if we make this choice.
Reset Date: Each of the following:
1)	your Rider Effective Date;

2)	a Certificate Anniversary on which you elect to reset your Benefit Base Amount, as described in the Reset Elections provision of this Rider;

3)	any date before your Benefit Start Date on which ownership of your interest in the Contract is transferred to the spouse of the Insured if a Spousal Benefit is not in effect and your Account Value is less than your Benefit Base Amount; and

4)	any date before your Benefit Start Date which would have been the Death Benefit Valuation Date if a Spousal Benefit is not in effect and the spouse of the Insured becomes the successor owner of your interest in the Contract.
Rider Effective Date: Your Certificate Effective Date or Certificate Anniversary on which you activate the GLWB Rider.
Rider Issue Date: Your Certificate Effective Date or the Group Rider Date, whichever is later. Your Rider Issue Date is set out on your Rider Specifications page.
Spousal Benefit: When elected by you, a Benefit that may be available for the life of the Spouse if the Insured dies after your Benefit Start Date.
Spouse: The person who is the spouse of the Insured as of your Benefit Start Date. A person will cease to be considered the Spouse at any time that the marriage of the Insured and that person is terminated by divorce, dissolution, annulment, or for other cause apart from the death of the Insured. A new Spouse cannot be substituted after your Benefit Start Date.
GENERAL PROVISIONS
Activation
Except as provided below, you may elect to activate the GLWB Rider for your interest in the Contract on your Certificate Effective Date or on any Certificate Anniversary. You may not activate the GLWB Rider before your Rider Issue Date. You may not activate the GLWB Rider if:
1)	you have not satisfied the allocation requirements, as described in the Required Allocations provision of this Rider; or

2)	we are no longer issuing the GLWB Rider with any new annuity contracts, and we prohibit further activations of the GLWB Rider on a nondiscriminatory basis; or

3)	the Insured is age 86 or older; or

4)	there is another rider then in effect for your interest in the Contract that provides guaranteed withdrawal benefits, guaranteed accumulation benefits, or guaranteed income benefits; or

5)	an event has occurred that would terminate the GLWB Rider for your interest in the Contract.

At the time of activation, you may elect to activate the Spousal Benefit. The election of a Spousal Benefit will not change the death benefit provisions of the Contract. A Spousal Benefit will only be of value if the Insured is married on your Benefit Start Date, and the Spouse survives the Insured, is the sole Beneficiary, and elects to become the successor owner of your interest in the Contract.
At the time of activation, you may elect to activate the Enhanced Benefit. An Enhanced Benefit will only be of value if you satisfy the requirements and elect to take the Enhanced Benefit while the GLWB Rider is in effect for your interest in the Contract.
Such elections are to be made by Written Request. Such elections must be made on or before the date on which the GLWB Rider is to take effect for your interest in the Contract.
Required Allocations
To activate the GLWB Rider, your entire Account Value must be held in the Designated Sub-Account(s) except as required as collateral for a Loan. While the GLWB Rider is in effect for your interest in the Contract, no Prohibited Transfer is allowed.
For amounts that are held as collateral for a Loan to you, the following special rules apply:
1)	from time to time after activation and before your Benefit Start Date, we may require you to transfer to a Designated Sub-Account the portion of your Account Value that is no longer needed as collateral for a Loan; you must make this transfer within thirty (30) days of our written notice to you of this requirement;

2)	on or before your Benefit Start Date, you must pay off the Loan and transfer to a Designated Sub-Account the portion of your Account Value that is no longer needed as collateral.
A failure to make a transfer required above will terminate the GLWB Rider for your interest in the Contract.
Misstatement
If the age of an Insured or the Spouse has been misstated, we will adjust the Benefit amount to the amount that would have been available based on the correct age. If the Benefit amount based on the correct age would have been lower, we will treat any overpaid Benefit payments as Excess Withdrawals when each such overpayment was made, and adjust your Contract values and your Benefit Base Amount accordingly. Such adjustments may in turn cause portions of later Benefit payments to be treated as Excess Withdrawals. The GLWB Rider will terminate for your interest in the Contract if your adjusted Benefit Base Amount is below the minimum. We may also pursue other remedies at law or in equity.
Rights of Insured Not Transferable
The GLWB Rider covers the Insured. It may also cover the Spouse of the Insured. It does not cover any other person. Your rights to Benefits under the GLWB Rider cannot be transferred or assigned except to the Insured, or in the case of a Spousal Benefit, to the Spouse.
Declining this Rider
You may decline the GLWB Rider at any time by Written Request.

RIDER CHARGES
Rider Charge Amounts
There is a charge for the GLWB Rider for each Certificate Year that it is in effect for you. The charge for a Certificate Year will be equal to:
1)	your Benefit Base Amount determined as of the date immediately before the date that the charge is paid; multiplied by

2)	your Rider Charge Rate.
Your Rider Charge Rates on your Rider Issue Date are set out on your Rider Specifications page. We may change your Rider Charge Rates at any time or times that:
1)	you activate the GLWB Rider on a date that is after your Rider Issue Date;

2)	you reset your Benefit Base Amount, as described in the Reset Elections provision of this Rider;

3)	an Excess Withdrawal is taken from your interest in the Contract; or

4)	a Spousal Benefit is not in effect, and the spouse of the Insured becomes the owner or successor owner of your interest in the Contract.
Your Rider Charge Rates will never exceed the maximum Rider Charge Rates set out on your Rider Specifications page. Changes, if any, in your Rider Charge Rates may apply to any Certificate Year for which the charge has not yet been taken.
Rider Charge Payments
The charge for each Certificate Year that the GLWB Rider is in effect is taken at the end of that Certificate Year. In addition, a prorated portion of the charge for a Certificate Year will be taken upon the surrender of your interest in the Contract or other termination of the GLWB Rider for your interest in the Contract.
We will take the charge for the GLWB Rider as withdrawals from your Account Value. No Early Withdrawal Charge or other charge or fee will be deducted on account of a withdrawal to pay Rider charges.
Waiver of Charges
Charges for the GLWB Rider will be permanently waived once your Account Value is fully depleted directly as a result of withdrawals for Rider charges or Benefit payments.
BENEFITS
Benefit Start Date
Your Benefit Start Date is the date that you first take a Benefit payment under the GLWB Rider. You may choose this date by Written Request. Such a request must be made at least thirty (30) days prior to the date that the first Benefit payment is to be taken.
Your Benefit Start Date may not be before the Insured reaches the youngest age found on the Benefit Percentage table. If a Spousal Benefit is in effect, then your Benefit Start Date may also not be before the Spouse reaches the youngest age found on the Benefit Percentage table. The Benefit Percentage table is set out on your Rider Specifications page.
You must pay off all Loans on or before your Benefit Start Date. Your Benefit Start Date may not be after the date that the GLWB Rider terminates for your interest in the Contract.

Benefit Amount
Your Benefit amount is the largest total amount that can be taken as a Benefit payment on or after your Benefit Start Date. It is determined each time that a Benefit payment is to be made.
Your annual Benefit amount is equal to:
1)	the sum of your Benefit Percentage and any Benefit Booster for which you have qualified as of that Certificate Year; as set out on your Rider Specifications page, multiplied by

2)	your Benefit Base Amount on the date that the payment is to be made.
Your annual Benefit amount for the Certificate Year that includes your Benefit Start Date will be prorated.
Your Benefit amount available at any point in time on or after your Benefit Start Date is equal to:
1)	your annual Benefit amount as determined at that point in time; less

2)	the amount of each Benefit payment, if any, previously made for your interest in the Contract during the current Certificate Year.
Your Benefit Percentage is fixed on your Benefit Start Date based on the table set out on your Rider Specifications page. Your Benefit Percentage is based on the age of the Insured on your Benefit Start Date, unless a Spousal Benefit is in effect. If a Spousal Benefit is in effect, then it is based on the younger of the age of the Insured or the age of the Spouse on your Benefit Start Date.
Benefit Base Amount
Except as provided below, your Benefit Base Amount is equal to:
1)	your Account Value on your most recent Reset Date; plus

2)	Purchase Payments for you received since your most recent Reset Date; plus

3)	Rollup Amounts credited for you since your most recent Reset Date; and minus

4)	an adjustment for each Excess Withdrawal, if any, since your most recent Reset Date.
The adjustment for an Excess Withdrawal is equal to:
1)	the percentage reduction in your Account Value on account of the Excess Withdrawal and any related Early Withdrawal Charge or other charge or fee related to it; multiplied by

2)	your Benefit Base Amount just before the Excess Withdrawal.
Reset Elections
As of each Certificate Anniversary that the GLWB Rider is in effect, you may elect to reset your Benefit Base Amount to your Account Value on that Certificate Anniversary, if higher. This election must be made by Written Request received by us no later than thirty (30) days after that Certificate Anniversary. No reset may be elected if your Benefit Base Amount is higher than your Account Value on that Certificate Anniversary.
Rollup Amounts
Rollup Amounts are credited to your Benefit Base Amount at the end of each full Certificate Year that is included in a Rollup Period. A Rollup Period begins on any Reset Date that is before your Benefit Start Date, and ends on the earliest of:
1)	the completion of the Maximum Rollup Period, set out in your Rider Specifications page, as measured from your most recent Reset Date;

2)	the date that an Excess Withdrawal is taken; or

3)	your Benefit Start Date.

The Rollup Amount for a Certificate Year is equal to:
1)	the sum of the Rollup Percentage and any Rollup Booster, as set out on your Rider Specifications page, for which you have qualified as of that Certificate Year; multiplied by

2)	your Rollup Base.
Your Rollup Base for a Certificate Year is equal to:
1)	your Account Value on your most recent Reset Date; plus

2)	Purchase Payments received for you since that Reset Date but before the beginning of your current Certificate Year; plus

3)	each Purchase Payment received for you during the current Certificate Year multiplied by a fraction representing that portion of the Certificate Year that the Purchase Payment was held under the Contract; and minus

4)	the value, if any, of any amount not held in a Designated Sub-Account at the end of that Certificate Year.
No Rollup Amount will be credited for you for a Certificate Year unless the full Certificate Year is included in a Rollup Period.
Minimum Benefit
Your annual Benefit amount for a Certificate Year will never be less than the Required Minimum Distribution, if any, for the calendar year in which that Certificate Year began.
Enhanced Benefit
If the Enhanced Benefit under the GLWB Rider was elected for your interest in the Contract at the time of activation, then you may take the Enhanced Benefit in any Certificate Year provided:
1)	you make Written Request to take the Enhanced Benefit before the beginning of the Certificate Year;

2)	the Certificate Year begins on or after your Benefit Start Date;

3)	if the Insured is living, the Certificate Year begins on or after the date that the Insured has reached the Minimum Age for Enhanced Benefit, which is set out on your Rider Specifications page;

4)	if a Spousal Benefit is in effect and the Spouse is living, the Certificate Year begins after the date that the Spouse has reached the Minimum Age for Enhanced Benefit, which is set out on your Rider Specifications page;

5)	the Enhanced Benefit for your interest in the Contract has not already been taken for more Certificate Years than the Enhanced Benefit Duration, which is set out on your Rider Specifications page; and

6)	the GLWB Rider has not terminated for your interest in the Contract.
If the Enhanced Benefit Duration is more than one (1) Certificate Year, then the Certificate Years in which the Enhanced Benefit is taken must be consecutive.
For any Certificate Year in which the Enhanced Benefit is taken, your annual Benefit amount will be equal to:
1)	your Benefit Percentage, determined on your Benefit Start Date as described in the Benefit Amount provision of this Rider; multiplied by

2)	your Benefit Base Amount on the date that the payment is to be made; and multiplied by

3)	the Enhanced Benefit Multiplier, as set out on your Rider Specifications page.

Benefit Payments
Benefit payments will be made at any time or times on or after your Benefit Start Date upon your Written Request. A Benefit payment may be an amount up to the full Benefit amount available on the payment date. You may not take a Benefit payment of less than $50. Benefit amounts available for a Certificate Year but not taken may not be carried over to the next Certificate Year.
Until your Account Value is exhausted, your Benefits are paid in the form of withdrawals from your interest in the Contract. After that, your Benefits are paid under the GLWB Rider itself and no Excess Withdrawals are possible.
All rights to take Benefit payments for your interest in the Contract will end on the earliest of:
1)	the date that the Insured dies, if the Spousal Benefit is not in effect; or

2)	the date that the Insured dies, if the Spousal Benefit is in effect but no Spouse survives the Insured; or

3)	the date that the Spouse dies, if a Spousal Benefit is in effect and the Spouse survives the Insured; or

4)	the completion of the maximum period that a benefit can be paid under the rules of Section 401(a)(9) of the Internal Revenue Code or the similar provisions of federal tax law to the extent applicable to the Contract; or

5)	the date that the GLWB Rider terminates for your interest in the Contract.
A Benefit payment may be paid to or for another annuity or tax-qualified account in an exchange, transfer, or rollover to the full extent allowed by federal tax law.
EFFECT OF RIDER ON CONTRACT TERMS
Purchase Payments Limited
After your Rider Effective Date, we may decline to accept Purchase Payments for you in excess of $50,000 per Certificate Year. Before or after your Rider Effective Date, we may decline to accept any further Purchase Payments for you if we are no longer issuing annuity contracts with the GLWB Rider unless you decline or terminate the GLWB Rider. After your Benefit Start Date, we reserve the right to impose additional restrictions on Purchase Payments for you on a nondiscriminatory basis.
Withdrawals to Pay Rider Charges or Benefits
Withdrawals made from the Contract to pay charges for the GLWB Rider or to pay Benefits will be subject to all of the terms and conditions of the Contract, except:
1)	the amount withdrawn will not be subject to an Early Withdrawal Charge or other charge or fee;

2)	the amount need not meet the minimum amount for a withdrawal as determined under the withdrawals provision of the Contract;

3)	it may reduce your Account Value below the minimum that is otherwise required;

4)	we will not terminate your interest in the Contract if such withdrawals reduce your Account Value below such minimum; and

5)	it may completely exhaust your Account Value.
Withdrawals to pay Benefits will reduce the amount that may otherwise be taken without an Early Withdrawal Charge or other charge or fee pursuant to any free withdrawal privilege of the Contract.

Loans Limited
You must pay off all Loans on or before your Benefit Start Date. You may not take a new Loan on or after your Benefit Start Date so long as the GLWB Rider is in effect.
Continuation of Contract
If your Account Value is completely exhausted by payment of Rider charges or Benefits or because the value of a Designated Sub-Account falls to zero (0), your interest in the Contract will not terminate until the Rider terminates for your interest in the Contract. However, no further Purchase Payments for you may be made, no Excess Withdrawals are possible, and your interest in the Contract cannot be annuitized.
Annuity Benefit of Contract
Your Annuity Benefit will not be less than your annual Benefit amount, as described in the Benefit Amount provision of this Rider as of your Annuity Commencement Date, if:
1)	your interest in the Contract is annuitized with annual payments for the life of the Insured, or if a Spousal Benefit is in effect, for the joint and survivor lives of the Insured and Spouse;

2)	your actual Annuity Commencement Date is on or after your original Annuity Commencement Date set out on your Certificate Specifications page; and

3)	your actual Annuity Commencement Date is reached while the GLWB Rider is in effect for you and after your Benefit Start Date.
TERMINATION
All rights under the GLWB Rider for your interest in the Contract terminate upon any one of the following to happen:
1)	your Written Request to decline or terminate the GLWB Rider;

2)	a transfer or assignment of your interest in the Contract, unless to the Insured, or to the spouse of the Insured before your Benefit Start Date, or to the Spouse of the Insured when a Spousal Benefit has been elected;

3)	a failure to hold your funds as called for by the GLWB Rider, as described in the Required Allocations provision of this Rider;

4)	an Excess Withdrawal that reduces your Benefit Base Amount below the Minimum Required Value set out on your Rider Specifications page;

5)	the surrender or annuitization of your interest in the Contract;

6)	a death that would give rise to a death benefit under your interest in the Contract, unless the spouse of the Insured becomes the successor owner of your interest in the Contract before your Benefit Start Date or the Spouse of the Insured becomes the successor owner of your interest in the Contract when a Spousal Benefit is in effect; or

7)	the complete payment of all Benefits that are due under the GLWB Rider for your interest in the Contract.

GUARANTEED LIFETIME WITHDRAWAL BENEFITS RIDER
Not Transferable